Exhibit 99.1

AÉROPOSTALE REPORTS FIRST QUARTER 2008 RESULTS

First Quarter Net Sales Increase 22%
Same Store Sales Increase 10%
Earnings Per Share Growth of 44% to $0.26 Per Diluted Share

New York, New York, May 22, 2008 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of active and casual apparel for young men and women, today reported results for the first quarter ended May 3, 2008.

Net income for the first quarter of fiscal 2008 was $17.5 million, or $0.26 per diluted share, compared to net income of $13.8 million, or $0.18 per diluted share, in the first quarter of fiscal 2007.

For the first quarter of fiscal 2008, total net sales increased 22% to $336.3 million, from $275.8 million in the year-ago period. Same store sales for the first quarter increased 10%, compared to an increase of 3% in the year-ago period.

Julian R. Geiger, Chairman and Chief Executive Officer said, “We are thrilled with our record first quarter performance and solid start to fiscal 2008.  Our spring merchandise assortment was very well received and Aéropostale continues to gain brand preference among teen customers.  During the quarter we remained committed to striking the right balance between fashion and value, while appropriately managing our inventory levels. As we head into the second quarter and important back-to-school selling season, we believe we are well positioned to continue to capture additional market share.”

Second Quarter Guidance:
The Company announced its earnings guidance for the second quarter of fiscal 2008. The Company believes it will achieve earnings in the range $0.22 to $0.24 per diluted share for the second quarter.

Julian R. Geiger, Chairman and Chief Executive Officer concluded, “We are very pleased with the momentum that we are generating and the strength, vitality and transportability of the Aéropostale brand. We also continue to make progress with our growth initiatives, and we remain excited about the future opportunities to maximize our long-term profitability.”

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com).  The Company currently operates 821 Aéropostale stores in 47 states and Puerto Rico, 16 Aéropostale stores in Canada, and 14 Jimmy’Z stores in 11 states.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	May 3, 2008	February 2, 2008	May 5, 2007

ASSETS
Current Assets:
Cash and cash equivalents	$64,469	$111,927	$154,119
Short-term investments	—	—	56,565
Merchandise inventory	134,976	136,488	107,575
Other current assets	34,874	36,272	29,126
Total current assets	234,319	284,687	347,385

Fixtures, equipment and improvements, net	230,996	213,831	193,832

Other assets	16,385	15,651	7,957

TOTAL ASSETS	$481,700	$514,169	$549,174

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$67,817	$99,369	$43,416
Accrued expenses	71,391	98,018	70,075
Total current liabilities	139,208	197,387	113,491

Other non-current liabilities	122,318	119,506	110,604

Stockholders’ equity	220,174	197,276	325,079

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$481,700	$514,169	$549,174

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	May 3, 2008		May 5, 2007
		% of sales		% of sales

Net sales	$336,332	100.0%	$275,782	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	225,054	66.9	187,079	67.8

Gross profit	111,278	33.1	88,703	32.2

Selling, general and administrative expenses	82,090	24.4	68,219	24.7

Income from operations	29,188	8.7	20,484	7.5

Interest income, net	240	0.1	2,135	0.7

Income before income taxes	29,428	8.8	22,619	8.2

Income taxes	11,930	3.5	8,867	3.2

Net income	$17,498	5.3%	$13,752	5.0%

Basic earnings per share	$0.26		$0.18

Diluted earnings per share	$0.26		$0.18

Weighted average basic shares	66,749		77,483

Weighted average diluted shares	67,305		78,204

STORE DATA:

Comparable store sales increase	10%		3%

Stores open at end of period	848		765

Total square footage at end of period	3,002,639		2,707,976

Average square footage during period	2,968,944		2,663,060